Exhibit 16.1

March 15, 2012

Office of the Chief Accountant
Securities & Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Re:            Aspen Group, Inc. (formerly Elite Nutritional Brands, Inc.)

We have read the disclosures of Aspen Group, Inc. included under Item 4.01 of Form 8-K, with respect to our firm’s dismissal as the registered independent accounting firm of Aspen Group, Inc. that occurred on March 15, 2012.  We agree with the statements made in response to that Item insofar as they relate to our firm.

Very Truly Yours,

/s/ Lake Associates, CPA’s LLC

Lake Associates, CPA’s LLC

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